Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”), dated as of June 19, 2020 (the “Effective Date”) by and between Muliang Agritech, Inc., a Nevada corporation with its principal office located at 2498 Wanfeng Highway, Lane 181, Fengjing Town, Jinshan District, Shanghai, China 201501 (“Buyer”) and Viagoo Pte Ltd., a company incorporated in Singapore located at 141 Middle Road, #06-06, GSM Building, Singapore 188976 (“Viagoo”) and all the shareholders of Viagoo as set out on the signature page hereto (the “Sellers”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock (the “Shares”) in Viagoo;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, free and clear of all claims, liens and encumbrances; and

NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Viagoo, Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employee Benefit Plan” shall mean any (i) Employee Welfare Benefit Plan, (ii) nonqualified deferred compensation retirement plan or arrangement, or (iii) any agreement, plan, program, fund, policy, contract or arrangement providing compensation, pension, retirement, superannuation, profit sharing, thirteenth month, severance, change in control, termination indemnity, redundancy pay, bonus, incentive compensation, group insurance, death benefit, health, cafeteria, flexible benefit, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, savings, consulting, vacation pay, holiday pay, life insurance, or other employee benefit or fringe benefit plan, program or arrangement covering any employee or former employee of Viagoo, and the beneficiaries and dependents of any employee or former employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non- contributory.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” shall mean any written complaint, citation, notice, demand or claim arising from or regarding or related to any actual or alleged Liability under any Environmental Law or Governmental Authorization issued thereunder, any Environmental Liabilities including any potential responsibility for assessment, response, removal, remediation, corrective action or monitoring costs under CERCLA or any similar state law, including such notice from the EPA or any Governmental Authority charged with enforcing Environmental Law, whether in the United States or a foreign jurisdiction, and any claim by any third party for personal injury, property damage, or any claims related thereto arising out of a Release, a threatened Release, or alleged exposure to Hazardous Materials.

“EPA” shall mean the United States Environmental Protection Agency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Family Member” shall mean the spouse of the undersigned, an immediate family member of the undersigned or an immediate family member of the undersigned’s spouse, in each case living in the undersigned’s household or whose principal residence is the undersigned’s household (regardless of whether such spouse or family member may at the time be living elsewhere due to educational activities, health care treatment, military service, temporary internship or employment or otherwise). “Immediate family member” as used above shall have the meaning set forth in Rule 16a-1(e) under the Exchange Act.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any officer of Viagoo.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” shall mean any and all debts, liabilities and obligations, of whatever kind or nature, primary or secondary, direct or indirect, consequential or otherwise, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means, as applicable, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) assets, operations or financial condition of Viagoo, (b) assets, operations or financial condition of Buyer or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.

“Shares” means all of the outstanding shares of capital stock of Viagoo.

“Off-Site Location” shall mean any location where Hazardous Materials were Released prior to the Closing Date (as defined below) by Viagoo.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its Constitution, by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Period beginning after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Post-Closing Taxes” means Taxes due and owing by, or formally imposed on, Viagoo by a Government Authority for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

Period.

“Pre-Closing Taxes” means Taxes due and owing by, or formally imposed on, Viagoo by a Government Authority for any Pre-Closing Tax

“Related Securities” shall mean any options or warrants or other rights to acquire Shares or any securities exchangeable or exercisable for or convertible into Shares, or to acquire other securities or rights ultimately exchangeable or exercisable for or convertible into Shares.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors/managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sell” shall mean to:

–	sell, offer to sell, contract or grant an option to sell or lend;
–	effect any short sale or establish or increase a put equivalent position or liquidate or decrease any call equivalent position;
–	pledge, hypothecate or grant any security interest in; or
–	in any other way transfer or dispose of,

in each case whether effected directly or indirectly.

“Swap” shall mean any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise.

“Taxes” means (a) any unclaimed property and escheat obligations and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Commitment” means a commitment for title insurance from a title company mutually agreed to by Buyer and Sellers covering the Real Property, buildings, structures, improvements and fixtures located on the Real Property together with copies of the exception documents referenced in the commitment for insurance and an updated survey of the Real Property.

“Transaction Documents” means this Agreement and other documents required to effect the Closing.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title and interest in and to the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02. For federal income tax purposes, it is intended that the transactions herein shall constitute a tax-free reorganization within the meaning of Section 368 of the Code.

Section 2.02. Purchase Price. The aggregate purchase price for the Shares shall be an aggregate of Two Million Eight Hundred Thirty Thousand Eight Hundred US Dollar US$2,830,800.00 (the “Purchase Price”), payable in One Million and Eleven Thousand (1,011,000.00) shares (the “Compensation Shares”) of Buyer’s restricted common stock, valued at $2.80 per share, or 70% of the Public Offering price per share of the Buyer, whichever is lower. The Compensation Shares shall be issued pro rata to Sellers according to their ownership of the Shares as set forth in Schedule A. The Buyers shall cause the Compensation Shares on be in book entry form to enable these shares to be capable of trading in the market pursuant to Rule 144 of the Securities Act.

Section 2.03. Transactions to be Effected at the Closing.

(a)	At the Closing, Buyer shall deliver to Sellers:

(i)	the Purchase Price in the form of share certificates of Buyer or in book entry form;

(ii)	the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)	At the Closing, Sellers shall deliver to Buyer:

(i)	an assignment and delivery of the Shares to Buyer, duly executed by Sellers, or change of share registration with the local authority where Buyer was incorporated;

(ii)	the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at a time and place agreed to by the parties (the “Closing Date”).

Section 2.05. Commitment. The Sellers are committed to use reasonable best efforts to assist the Buyer with capital-raising activities in Southeast Asia in connection with Buyer’s proposed public offering transaction and uplisting to Nasdaq Capital Market (the “Public Offering”) in particular and limited to these actions: (a) assist to apply for the Public Offering with Nasdaq; (b) assist to liaison with attorneys and underwriters; (c) assist to conduct roadshows in the US to raise investors’ interest and awareness. The travelling, meals, and accommodation expenses of all such actions shall be borne by the Sellers.

Section 2.06. Name Change. Upon Closing, the name of the combined entity shall be changed to “Muliang Viagoo Technology Inc” or such name to be mutually agreed upon by the Buyer and Sellers, provided however, that “Muliang” shall remain within the new name.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS AND VIAGOO

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers represent and warrant to Buyer that the statements pertaining to that party contained in this Article III are true and correct as of the Effective Date.

Section 3.01. Organization and Authority of Sellers. Sellers have full power and authority to enter into this Agreement and the Assignment and the other Transaction Documents to which they are a party, to carry out their obligations under this Agreement and the Assignment and other Transaction Documents to which they are a party, and to consummate the contemplated transactions of Sellers. The execution and delivery by Sellers of this Agreement and the Assignment/any other Transaction Document to which they are a party, the performance of their obligations and the consummation of the contemplated transactions have been duly authorized by all requisite action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against them in accordance with its terms.

Section 3.02. Organization, Authority and Qualification of Viagoo. Viagoo is a company duly organized, validly existing and in good standing in Singapore and has power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which Viagoo is licensed or qualified to do business, and Viagoo is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by Viagoo in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03. Capitalization.

(a) Sellers are the record owners of and have good and valid title to the Shares, free and clear of all Encumbrances, in the amounts set forth across their respective names on the signature page hereto. Sellers represent and warrant that the Shares constitute 100% of the total issued and outstanding Shares in Viagoo, the Shares have been duly authorized and are validly issued, fully-paid and non-assessable of tax and, upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b) Sellers represent and warrant that the Shares were issued in compliance with applicable Laws. The Shares were not issued in violation of the Organizational Documents of Viagoo or any other agreement, arrangement or commitment to which Sellers are a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Other than the convertible notes stated on Section 3.03(c) of the Disclosure Schedules, Sellers represent and warrant that there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any Shares in Sellers or obligating Sellers to issue or sell any Shares (including the Shares), or any other interest, in Viagoo. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04. No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the Assignment/the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Sellers or Viagoo; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or Viagoo; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or Viagoo is a party or by which Sellers or Viagoo is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of Viagoo; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Viagoo. Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or Viagoo in connection with the execution and delivery of this Agreement and the Assignment/the other Transaction Documents and the consummation of the contemplated transactions.

Section 3.05. Legal Proceedings; Governmental Orders; Compliance with Laws.

(a) There are no Actions pending or threatened (a) against or by Viagoo affecting any of its properties or assets (or by or against Sellers or any Affiliate of Sellers and relating to Viagoo); or (b) against or by Viagoo, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Viagoo or any of its properties or assets.

(c) Viagoo is in compliance with all Laws applicable to Viagoo, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Sellers’ ability to consummate the transactions contemplated herein.

Section 3.06. Taxes. :

(a) All Tax Returns required to be filed on or before the Closing Date by Viagoo have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Viagoo (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Viagoo has withheld and paid each Tax required to have been withheld (if any), and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where Viagoo does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction and no assessment, deficiency, or adjustment has been asserted, proposed, or, to the Knowledge of Viagoo or the Sellers, threatened in writing with respect to any Taxes or Tax Returns of or with respect to Viagoo.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Viagoo. There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Viagoo.

(e) There are no Encumbrances (other than Encumbrances for current period Taxes not yet due and payable) on any of the assets of Viagoo that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) There are no Tax audits or administrative or judicial proceedings are being conducted, pending, or to the Knowledge of Viagoo or the Sellers, threatened with respect to Viagoo.

(g) Viagoo is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(h) Viagoo does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(i) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Viagoo.

(j) All of the property of Viagoo that is subject to property Tax (if any), has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to December 31, 2019 and no portion of Viagoo’s property constitutes omitted property for property tax purposes.

Section 3.07. Books and Records. The minute books of Viagoo have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of Viagoo.

Section 3.08. Environmental Matters.

(a) Viagoo has not caused or, to the Knowledge of the Sellers, permitted, any Hazardous Material to be used, placed, stored, or disposed of on or under any real estate owned, leased or operated by Viagoo or any Off-Site Location, except in compliance with applicable Environmental Law, and it is not or has not been, to the Knowledge of the Sellers, in violation of any applicable Environmental Law or Governmental Order, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

(b) Neither the Sellers nor Viagoo has received any Environmental Notice arising from or relating to the operation or conduct or the ownership or operation of any asset, the substance of which Environmental Notice has not been resolved or, if pending, would have a Material Adverse Effect.

(c) No Government Order or proceeding has been issued or is pending against, or to the Knowledge of the Sellers is threatened in writing against, the Sellers or Viagoo relating to a violation of any applicable Environmental Law or Governmental Authorization or to any Environmental Liability including a Release of Hazardous Materials, except, in any such case, for such violation or Environmental Liability as would not have a Material Adverse Effect.

(d) There has not been any accident or sudden unintended incident in connection with the Sellers’~~s~~ ownership or the operation of Viagoo which has resulted, to the Knowledge of the Sellers, in exposure of any Person to any Hazardous Material which is reasonably expected to form the basis of a claim for damages or compensation which would have a Material Adverse Effect.

(e) There has been no Release of any Hazardous Materials in violation of applicable Environmental Laws or in a manner that would give rise to any Environmental Liabilities, except for any Environmental Liabilities which would not have a Material Adverse Effect.

(f) Viagoo shall deliver or otherwise make available to Buyer, upon Buyer’s request, copies and results of any material reports, studies, correspondence, analyses, tests or monitoring, possessed by or in the control of Buyer or its environmental consultants with respect to any Environmental Liabilities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the Effective Date.

Section 4.01. Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations and to consummate the contemplated transactions. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations and the consummation by Buyer of the contemplated transactions have been duly authorized by its board of directors. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party to the Transaction Documents), the Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02. No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the contemplated transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which Buyer is bound or to which any of its respective properties and assets are subject (including any Buyer Material Contract) or any Permit affecting the properties, assets or business of Buyer; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Buyer. Except as set forth in Section 4.02 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Assignment/the other Transaction Documents and the consummation of the contemplated transactions.

Section 4.03. Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.04. No Knowledge of Misrepresentations or Omissions. Buyer has had the opportunity and has reviewed all due diligence information of Viagoo and Sellers as disclosed to Buyer. Buyer is not aware that any of the representations and warranties or certificates of Sellers and Viagoo and Disclosure Schedule (including updated schedules to the extent delivered) are untrue or incorrect, individually or in the aggregate, in any respect, and do, individually or in the aggregate, contain any material errors in, or material omissions from, the Disclosure Schedule to this Agreement which would result in a material misrepresentation to Buyer; provided, however, that Buyer shall have no responsibility for the accuracy of such due diligence information, representations or warranties.

Section 4.05. Capital Structure.

(a) The authorized capital stock of Buyer consists entirely of 500,000,000 shares of common stock, $0.0001 par value, and 100,000,000 shares of blank check preferred stock, $0.0001 par value. The Company has a total of 37,334,953 shares of common stock and 19,000,000 shares of Series A Preferred Stock issued and outstanding as of the date hereof. Except for the foregoing, no shares of common stock or any other class of preferred stock are issued or outstanding.

(b) The issuance of the Compensation Shares has been duly authorized by the Buyer’s Board of Directors and, when issued pursuant to the terms of this Agreement, (i) will be issued in compliance with applicable Laws, (ii) will not be issued in violation of the Organizational Documents of Buyer or any other agreement, arrangement or commitment to which Buyer is a party and are not subject to or in violation of any pre-emption or similar rights of any Person.

(c) Other than otherwise disclosed in this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any capital shares in Buyer or obligating Buyer to issue or sell any capital shares, or any other interest, in Buyer. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital shares of Buyer.

Section 4.06. Legal Proceedings; Governmental Orders; Compliance with Laws.

(a) There are no Actions pending or threatened (a) against or by Buyer affecting any of its properties or assets; or (b) against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting Buyer or any of its properties or assets.

(c) Buyer is in compliance with all Laws applicable to Buyer, except to the extent that the failure to comply therewith would not have a Material Adverse Effect or materially delay or interfere with the Buyer’s ability to consummate the transactions contemplated herein.

Section 4.07. Taxes. All Tax Returns required to be filed on or before the Closing Date by Buyer have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Buyer (whether or not shown on any Tax Return) have been, or will be, timely paid.

Section 4.08. Environmental Matters. Buyer has not caused or permitted, any Hazardous Material to be used, placed, stored, or disposed of on or under any real estate owned, leased or operated by Buyer or any Off-Site Location, except in compliance with applicable Environmental Law, and it is not or has not been in violation of any applicable Environmental Law or Governmental Order, except, in any such case, for such non-compliance or violation as would not have a Material Adverse Effect.

ARTICLE V

COVENANTS

Section 5.01. Conduct of Business Prior to the Closing. From the Effective Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by, as applicable, Buyer and the Sellers (which consent shall not be unreasonably withheld or delayed):

(i) Sellers shall conduct the business of Sellers in the ordinary course of the Sellers Business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of Sellers and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Sellers; and

(ii) Buyer shall conduct the business of Buyer in the ordinary course of the Buyer Business consistent with past practice and use reasonable best efforts to maintain and preserve intact the current organization and business of Buyer and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Buyer.

Section 5.02. Buyer Diligence Review. From the Effective Date until the Closing, Sellers and Buyer shall (a) afford the other Parties and their Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to Sellers and Buyer, as applicable, in a manner that does not disrupt any business of Sellers or Buyer; (b) furnish the other Parties and their Representatives with such financial, operating and other data and information related to Sellers or Buyer as the other Parties or any of their Representatives may reasonably request; and (c) instruct its Representatives to cooperate with the other Party’s investigation.

Section 5.03. Confidentiality. From and after the Closing, each party shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning it and the other parties, except to the extent that such party can show that the information (a) is generally available to and known by the public through no fault of its own, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a party or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, that party shall promptly notify the other parties in writing and shall disclose only that portion of such information which it is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

ARTICLE VI

TAX MATTERS

Section 6.01. Tax Covenants.

(a) Without the prior written consent of the other parties, which consent shall not be unreasonably withheld or conditioned, no party shall, to the extent it may affect, or relate to, such party, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of such party in respect of any Post-Closing Tax Period.

(b) Sellers shall prepare, or cause to be prepared, all Tax Returns required to be filed by Viagoo after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Sellers to Buyer (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. If Buyer objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Sellers in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten days after receipt by Sellers of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by Sellers and reasonably acceptable to Buyer (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. The Accounting Referee shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Sellers and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of Viagoo that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon either of Viagoo and Buyer shall be terminated as of the Closing Date. After such date neither Buyer, Viagoo, Sellers nor any of their Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03. Tax Indemnification. Sellers shall indemnify Viagoo and Buyer for (a) any Loss paid by Buyer or Viagoo after final determination attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.13 (determined without regard to any materiality qualifier or any scheduled items) or covenant set forth in this Article VI; (b) all Taxes of Viagoo or relating to the business of Viagoo for all Pre-Closing Tax Periods (determined in accordance with Section 6.04 in the case of a Straddle Period); (c) all Taxes for Pre-Closing Tax Periods of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which Viagoo is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; or (d) all Taxes for Pre-Closing Tax Periods of any other Person for which Viagoo is or has been liable as a transferee or successor, by contract or otherwise; provided, however, no indemnification shall be due until any tax items in dispute are finally resolved.

Buyer shall indemnify Sellers for (a) any Loss paid by Buyer after final determination attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.16 (determined without regard to any materiality qualifier or any scheduled items) or covenant set forth in this Article VI; (b) all Taxes of Buyer or relating to the business of Buyer for all Pre-Closing Tax Periods (determined in accordance with Section 6.04 in the case of a Straddle Period); (c) all Taxes for Pre-Closing Tax Periods of any member of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes of which Buyer is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local law; or (d) all Taxes for Pre-Closing Tax Periods of any other Person for which Buyer is or has been liable as a transferee or successor, by contract or otherwise; provided, however, no indemnification shall be due until any tax items in dispute are finally resolved.

Section 6.04. Contests. Each party agrees to give written notice to the other parties within 20 days of the receipt of any written notice by such party or any of its Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by that party pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect such party’s right to indemnification hereunder for such Tax Claim except to the extent the other parties have been prejudiced by such failure to comply. Sellers shall control the contest or resolution of any Tax Claim, provided, however, that Sellers shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Section 6.05. Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of Viagoo. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Viagoo for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Viagoo for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.06. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.13, Section 4.16 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of Sellers having received all consents, authorizations, orders and approvals and Buyer shall have received all consents, authorizations, orders and approvals, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in Buyer’s discretion, at or prior to the Closing, of each of the following conditions:

(a) No Material Adverse Effects. Between the Effective Date and the Closing, there shall be no Material Adverse Effect in the operations or condition of Sellers’s assets or the financial condition or liabilities (as reflected in Sellers’s Balance Sheet or otherwise) of Sellers other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement. From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) Representation and Warranties. The representations and warranties of Sellers contained in this Agreement, the Assignment and the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Compliance. The parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Sellers prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the parties shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No Restraining Actions. No Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any contemplated transaction.

(e) Delivery of Assignment. Sellers shall have duly executed and delivered the Assignment to Buyer.

(f) Transaction Documents. The other Transaction Documents shall have been executed and delivered and true and complete copies of the executed Transaction Documents shall have been delivered to Buyer.

(g) Receipt of Officer Certificates. Buyer shall have received a standard certificate of a duly authorized officer of Viagoo certifying the documents and signatures for the Transaction and that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(h) Receipt of Viagoo Good Standing Certificate. Viagoo shall have delivered to Buyer a good standing certificate from a legal firm of Advocate and Solicitors of the jurisdiction under the Laws in which Viagoo is organized.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’~~s~~ waiver, at or prior to the Closing, of each of the following conditions:

(a) No Material Adverse Effects. Between the Effective Date and the Closing, there shall be no Material Adverse Effect in the operations or condition of Buyer’s assets or the financial condition or liabilities (as reflected in Buyer’s Balance Sheet or otherwise) of Buyer other than such expenditures, business arrangements and changes in operations as mutually agreed by the parties prior to Closing and as provided in this Agreement. From the Effective Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(b) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Effective Date and on and as of the Closing Date with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Compliance. Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents, to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(d) No Restraining Actions. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material contemplated transaction. There shall be no pending or threatened proceeding by Governmental Authority or, the knowledge of Sellers, by any other third party, to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages (not otherwise covered by insurance) in connection with the consummation of the transactions contemplated herein.

(e) Transaction Documents. The other Transaction Documents shall have been executed and true and complete copies shall have been delivered to Sellers.

(f) Officer’s Certificate. Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) has been satisfied.

(g) Shares. Buyer shall have delivered the shares certificates in an amount equal to the Purchase Price.

(i) Board Resolutions. Buyer shall deliver to Sellers a unanimous board resolution of Buyer authorizing the issuance of the Compensation Shares.

(j) Management and Directorship.

(i)	Sellers shall have the right to name one (1) director to the board of directors of the Buyer effective upon the Closing; and

(ii)	David Chong Shaw Cheng shall be appointed by the Buyer as Chief Financial Officer of the Buyer at the Closing and shall lead the Buyer’s road-show efforts in the US in connection to the Buyer’s Public Offering and shall be remunerated for his services by consideration set forth in such employment agreement on terms and conditions to be mutually agreed.

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.13 and Section 4.16 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date. All covenants and agreements of the parties contained in this Agreement (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing until completed or two (2) years after Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not be barred by the expiration of the relevant representation or warranty and the claims shall survive until finally resolved.

Section 8.02. Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall indemnify and defend each of Buyer and its Affiliates (including Viagoo) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.13, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any breach, violation or failure of Article VI shall be pursuant to Article VI).

Section 8.03. Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement (other than in respect of Section 4.16, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any breach, violation or failure of Article VI shall be pursuant to Article VI).

Section 8.04. Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom the claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against the Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice, but in any event not later than thirty (30) calendar days after receipt of the notice of the Third Party Claim. The failure to give prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of the failure or the right to make the claim has expired. The notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in the defense; provided, that if the Indemnifying Party is Sellers, the Indemnifying Party shall not have the right to defend or direct the defense of any Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Viagoo, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take the action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense of the claim. The fees and disbursements of the counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend the Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of the Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend the Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to the Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to the offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to the firm offer within ten days after its receipt of the notice, the Indemnified Party may continue to contest or defend the Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to the Third Party Claim shall not exceed the amount of the settlement offer. If the Indemnified Party fails to consent to the firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in the firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice of the Direct Claim, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give the prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except if the right to indemnification shall have expired, and except only to the extent that the Indemnifying Party forfeits rights or defenses by reason of the failure. The notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of the notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving the information and assistance (including access to Viagoo’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within the 30 day period, the Indemnifying Party shall be deemed to have rejected the claim, in which case the Indemnified Party shall be free to pursue the remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification under this Agreement in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of the Direct Claim. Any costs or expenses associated with taking the actions shall be included as Losses.

(e) Tax Claims. Notwithstanding any other provision of this Agreement, (a) the control of any claim, assertion, event or proceeding in respect of Taxes of Viagoo (including, but not limited to, any claim in respect of a breach of the representations and warranties in Section 3.13 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) and (b) the control of any claim, assertion, event or proceeding in respect of Taxes of Viagoo (including, but not limited to, any claim in respect of a breach of the representations and warranties in Section 3.13 or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI), both of which shall be governed exclusively by Article VI.

Section 8.05. Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of the final, non-appealable adjudication by wire transfer of immediately available funds. The Buyer and Sellers agree that should an Indemnifying Party not make full payment of any of the obligations within the fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date the payment has been made at a rate per annum equal to 10%. The interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.06. Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement, unless specifically provided otherwise, shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.07. Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.08. Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement it may have against the other parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if, Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, or inaccuracy in a representation or warranty under Article III by Sellers or a material failure to perform any covenant made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’s receipt of written notice of the breach from Buyer.

(c) by Sellers by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and the breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of the breach from Sellers; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and the Governmental Order shall have become final and non-appealable.

Section 9.02. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party for any direct, indirect, or consequential losses whatsoever including any business or economic losses or incurred and wasted expenditures arising from this Agreement, except that nothing in this Agreement shall relieve any party to this Agreement from liability for any willful breach of any provision of this Agreement.

ARTICLE X MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the costs and expenses, whether or not the Closing shall have occurred.

Section 10.02. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers/Viagoo:	Viagoo Pte Ltd.

141 Middle Road #06-06

GSM Building

Singapore 188976

Attn: Mr. Alan Chow (Nunissait Tjandra)

With copies to:	Lawrence Chua Practice LLC

33 Kreta Ayer Road,

Singapore 088999

Attn: Thomas Lei

If to Buyer:	Muliang Agritech, Inc.

2498 Wanfeng Highway,

Lane 181 Fengjing Town,

Jinshan District

Shanghai, China 201501

Attn: Mr. Lirong Wang

With copies to:	Ortoli Rosenstadt LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Attn: William S. Rosenstadt, Esq.

           Mengyi “Jason” Ye, Esq.

Section 10.03. Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means the agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by its provisions; and (z) to a statute means the statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable the term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the contemplated transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.06. Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained in this Agreement, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to the subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Exhibits, the statements in the body of this Agreement will control.

Section 10.07. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither Viagoo nor the Buyer may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer may assign its rights or obligations under this Agreement to a wholly-owned subsidiary of the Buyer without the prior written consent of Sellers. No assignment shall relieve the assigning party of any of its obligations under this Agreement.

Section 10.08. No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party to this Agreement. No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by the written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver of this Agreement; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power or privilege.

Section 10.10. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS IN ANY SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO A PARTY’S ADDRESS SET FORTH IN THIS AGREEMENT SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY OF THOSE COURTS. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN THOSE COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY OF THOSE COURTS THAT THE SUIT, ACTION OR PROCEEDING BROUGHT IN ANY OF THOSE COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) THE PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) THE PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms by either willful default or refusal to perform without good cause and only in such event and for such cause the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

Buyer:

Muliang Agritech, Inc.

A Nevada corporation		Company Seal

By:	/s/ Lirong Wang
Name:	Lirong Wang
Title:	Chief Executive Officer

Viagoo:

Viagoo Pte Ltd.

a Singapore company		Company Seal

By:	/s/ Tjandra, Nunissait
Name:	Tjandra, Nunissait
Title:	Chief Executive Officer

Sellers (13 in total):

(1) Lee, Joseph Siew Hoong	(2) Saw, Cheo Guan

(3) Tjandra, Nunissait @ Ching Liat Theng	(4) Zhou, Lie Hui

(5) Cappa Limited	(6) Tan, Chin Ngiap

(7) Chong, Shaw Cheng David	(8) Lee, Eng Gee

(9) Wong, Wai Cheung	(10) Pok, Chai Guan

(11) Foo, Shu Huan	(12) Lei, Varn Hin Christopher

(13) Icon International Services Ltd

Schedule A

Shares to Be Issued at Closing